     As filed with the Securities and Exchange Commission on April 10, 2000


                                                 Registration No. 333-65367



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                PERKINELMER, INC.
             (Exact Name of Registrant as Specified in Its Charter)


         MASSACHUSETTS                                 04-2052042
(State or Other Jurisdiction of                     (I.R.S. Employer
Incorporation or Organization)                    Identification Number)

45 WILLIAM STREET, WELLESLEY, MASSACHUSETTS               02481
  (Address of Principal Executive Offices)              (Zip Code)


     PERKINELMER, INC. 1999 RESTATEMENT OF 1998 DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)


                               TERRANCE L. CARLSON
                            SENIOR VICE PRESIDENT AND
                                 GENERAL COUNSEL
                                PERKINELMER, INC.
                                45 WILLIAM STREET
                         WELLESLEY, MASSACHUSETTS 02481
                     (Name and Address of Agent for Service)

                                 (781) 237-5100
          (Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED           PROPOSED
             TITLE OF                                                    MAXIMUM             MAXIMUM
            SECURITIES                                AMOUNT             OFFERING           AGGREGATE         AMOUNT OF
              TO BE                               TO BE REGISTERED         PRICE            OFFERING        REGISTRATION
            REGISTERED                                                  PER SHARE ($)       PRICE ($)          FEE ($)
            ----------                            ----------------     --------------       ---------       ------------
PerkinElmer, Inc. 1999 Restatement of                    500,000          59.2188(2)       29,609,400             7,817
1998 Deferred Compensation Plan (1)

PerkinElmer, Inc. 1999 Restatement of                 $8,000,000(4)          --             8,000,000             2,112
1998 Deferred Compensation Plan (3)

         Total:                                   500,000 shares             --            37,609,400             9,929
                                                  and $8,000,000
                                                  in deferred
                                                  compensation
                                                  obligations


(1) The Registrant is registering shares of its Common Stock, $1.00 par value per share, which are issuable in accordance with the terms of this plan.


(2) Price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, and based on the average of the high and the low prices of the Registrant's common stock on April 5, 2000, as listed on the New York Stock Exchange.



(3) The Registrant is registering Deferred Compensation obligations that are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the PerkinElmer, Inc. 1999 Restatement of 1998 Deferred Compensation Plan.


(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

                                EXPLANATORY NOTE


     This registration statement has been prepared in accordance with the requirements of Form S-8 and relates to the Registrant's Common Stock being offered and Deferred Compensation Obligations incurred by the Registrant, pursuant to the PerkinElmer, Inc. 1999 Restatement of the 1998 Deferred Compensation Plan, an amendment and restatement of the EG&G, Inc. 1998 Deferred Compensation Plan. The Registrant, previously named EG&G, Inc., registered $2,000,000 in Deferred Compensation Obligations to be incurred under the EG&G, Inc. 1998 Deferred Compensation Plan on a registration statement on Form S-8 filed on October 6, 1998, which registration statement is amended hereby.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         Pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), the information required by Part I is included in documents which will be sent or given to participants in the PerkinElmer, Inc. 1999 Restatement of 1998 Deferred Compensation Plan.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                  The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

                  (1) The Registrant's latest annual report filed pursuant to
         Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

                  (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

                  (3) The description of the common stock of the Registrant, $1.00 par value per share (the "Common Stock"), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         ITEM 4.  DESCRIPTION OF SECURITIES


                  Under the PerkinElmer, Inc. 1999 Restatement of 1998 Deferred Compensation Plan (the "Plan"), the Registrant will provide a select group of highly compensated or management employees (the "Eligible Employees") and nonemployee directors (the "Eligible Directors") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation and awards of the Registrant's Common Stock. The obligations of the Registrant under such agreements (the "Obligations") will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of investment measurement options, including the Registrant's Common Stock, chosen by each participant from those measurement options made available under the Plan during the deferral period in accordance with the terms of the Plan.


                  The Plan will be administered by the members of the Registrant's Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The Committee may from time to time adopt rules and procedures governing the Plan and shall have the authority to give interpretive rulings with respect to the Plan.

                  An Eligible Employee may elect to defer up to 50% of his or her base pay and up to 100% of his or her incentive compensation. An Eligible Director may elect to defer up to 100% of his or her directors fees, whether such fees are paid in cash or Common Stock. The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. In addition, an Eligible Employee may defer the receipt of restricted stock which has been granted to the Eligible Employee.

                  The Obligations for each participant will equal the balance in a record-keeping account established for such participant. The investment earnings credited to such account will be indexed to one or more mutual funds, indices or the Registrant's Common Stock fund, the type of which will be individually chosen by each participant from a list of types of investment indices made available under the Plan. Each participant's record-keeping account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected mutual fund, indices or the Registrant's Common Stock fund, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of funds specified by participants. However, the Registrant may establish types of funds specified by participants. The Registrant may also establish a trust, which may be a grantor trust for federal income purposes, to make such investment to assist the Registrant in meeting the Obligations.

                  The Obligations will be distributed by the Registrant in accordance with the terms of the Plan and in certain instances upon a payment plan selected by each participant. Upon a determination by the Committee that a participant has suffered an unforeseeable financial emergency, the Committee may direct the Registrant to pay such participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the participant's deferral account. Early withdrawals based on unforeseen financial emergencies will be subject to 10% penalty. A participant may also withdraw his or her entire record keeping account balance at any time with a 10% penalty.

                  At the time a participant initially establishes his or her record-keeping account, he or she may also elect to withdraw his or her entire account, without penalty, upon a change-in-control of the Registrant, as defined in the Plan. If such an election is made and a change-in-control occurs, Obligations will be distributed to/participants in a lump sum as soon as possible after the occurrence of a change-in-control.

                  A participant's right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. If a participant defers compensation into the Registrant's Common Stock fund, distributions from that port, on of the participant's deferred compensation will be made in Common Stock. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

                  The Registrant may at any time amend, suspend or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension or reinvestment may adversely affect any participant's deferral account as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such participant's prior written consent. The Registrant may terminate the Plan at any time and for any reason whatsoever; provided, however, that a termination of the Plan may not adversely affect the value of such participant's deferral account at it existed as of the effective date of such termination without the participant's prior written consent.


         ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                  The legality of the Common Stock being offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts.


         ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Section 67, Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the "Massachusetts Business Corporation Law"), and

Article V, Section 9 of the Registrant's Bylaws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of the Registrant or of certain other entities. Section 67, Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a bylaw adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the bylaws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, Chapter 156B of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

         Section 65, Chapter 156B of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this Section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records, which are prepared by or presented by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, or
(ii) counsel, public accountants or other persons as to matters that the director, officer or incorporator reasonably believes to be within such a person's professional expert competence, or (iii) in the case of a director, a duly constituted committee of the Board of Directors upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

         Section 13, Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Sections 61 or 62, Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant contains a provision consistent with Section 13, Chapter 156B of the Massachusetts Business Corporation Law and provides that to the fullest extent permitted by the Massachusetts Business Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholder for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

         Section 9 of Article V of the Bylaws of the Registrant contains provisions relating to the indemnification of directors and officers of the Registrant, which are consistent with Section 67, Chapter 156B of the Massachusetts Business Corporation Law. This Section provides that no indemnification will be provided to any person who was or is a director or officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; nor shall indemnification be provided where the corporation is required or has undertaken to submit to a court the question of whether or not indemnification by it is against public policy and it has been finally determined that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the Board of Directors who are not directly involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation that, based upon the facts available to such counsel such person has not acted in a manner that would prohibit indemnification.

         Section 67, Chapter 156B of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains directors' and officers' liability and company reimbursement liability insurance. Subject to certain deductibles, such insurance will pay up to $50,000,000 per year on claims or errors and omissions against the Registrant's directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant's Bylaws.

         ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  Not applicable.


         ITEM 8.  EXHIBITS

                  The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.


         ITEM 9.  UNDERTAKINGS

                  1.       The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                                    (ii) To reflect in the prospectus any facts
                  or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii) To include any material information
                  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the

         Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wellesley, Massachusetts on April 10, 2000.


                                 PerkinElmer, Inc.


                                 By:   /s/ Gregory L. Summe
                                    --------------------------------------------
                                       Gregory L. Summe
                                       President, Chief Executive Officer and
                                       Chairman of the Board


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of PerkinElmer, Inc. hereby severally constitute Gregory L. Summe, Robert F. Friel, Terrance L. Carlson and David E. Redlick, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable PerkinElmer, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to this registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act, this Registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                                           Title                                   Date
      ---------                                           -----                                   ----
/s/ Gregory L. Summe                            President, Chief Executive                        April 10, 2000
---------------------------------               Officer and Chairman of the Board
Gregory L. Summe                                of Directors (Principal Executive
                                                Officer)


/s/ Robert F. Friel                             Senior Vice President and Chief                   April 10, 2000
---------------------------------               Financial Officer (Principal
Robert F. Friel                                 Financial Officer)


/s/ Gregory D. Perry                            Corporate Controller (Principal                   April 10, 2000
---------------------------------               Accounting Officer)
Gregory D. Perry



/s/ Tamara J. Erickson                          Director                                          April 10, 2000
---------------------------------
Tamara J. Erickson


/s/ Kent F. Hansen                              Director                                          April 10, 2000
----------------------------------
Kent F. Hansen


/s/ John F. Keane                               Director                                          April 10, 2000
------------------------------------
John F. Keane


/s/ Nicholas A. Lopardo                         Director                                          April 10, 2000
---------------------------------
Nicholas A. Lopardo


/s/ Greta E. Marshall                           Director                                          April 10, 2000
-----------------------------------
Greta E. Marshall


/s/ Michael C. Ruettgers                        Director                                          April 10, 2000
---------------------------------
Michael C. Ruettgers


/s/ Gabriel Schmergel                           Director                                          April 10, 2000
---------------------------------
Gabriel Schmergel


/s/ John Larkin Thompson                        Director                                          April 10, 2000
------------------------------
John Larkin Thompson


/s/ G. Robert Tod                               Director                                          April 10, 2000
-----------------------------------
G. Robert Tod

                                  EXHIBIT INDEX

 Exhibit
 Number                             Description
 ------                             -----------
   4.1            Restated Articles of Organization of the Registrant filed with the Securities and Exchange
                  Commission on March 30, 1999 as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K and
                  incorporated herein by reference.

   4.2            Articles of Amendment to Restated Articles of Organization of the Registrant filed with the
                  Securities and Exchange Commission on November 5, 1999 as Exhibit 3 to the Registrant's Current
                  Report on Form 8-K and incorporated herein by reference.

   4.3            Bylaws of the Registrant filed with the Securities and Exchange Commission on March 24,
                  1998 as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K and incorporated herein by reference.

   4.4            The Rights Agreement dated as of January 25, 1995 between the Registrant and the First
                  National Bank of Boston filed with the Securities and Exchange Commission on January 27,
                  1995 as Exhibit 4.1 to the Registrant's Current Report on Form 8-K and incorporated herein by reference.

   4.5            Specimen Certificate of Common Stock, $1.00 par value per share, of the Registrant filed with the Securities and Exchange Commission on November 5, 1999 as Exhibit 4 to the Registrant's
                  Current Report on Form 8-K and incorporated herein by reference.

  #5.1            Opinion of Hale and Dorr LLP.

 #10.1            PerkinElmer, Inc. 1999 Restatement of 1998 Deferred Compensation Plan.

 #23.1            Consent of Hale and Dorr LLP (included in Exhibit 5.1).

 #23.2            Consent of Arthur Andersen LLP, Boston, MA.


 #23.3            Consent of PricewaterhouseCoopers LLP, Stamford, CT.

 #24.1            Power of Attorney (included on pages II-8 and II-9 of this Registration statement).

---------------
# Filed herewith